UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2006

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-16537	36-4370966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015-1360
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-882-1820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 — Regulation FD Disclosure.

On October 2, 2006, OraSure Technologies, Inc. (“OraSure”) sent a letter to Prestige Brands Holdings, Inc. and Medtech Products, Inc. (collectively, “Prestige”) in response to a Notice of Non-Renewal previously received by OraSure with respect to the Distribution Agreement, dated as of April 24, 2003, as amended (the “Agreement”), between the parties. Pursuant to the Agreement, Prestige distributes OraSure’s cryosurgical wart removal product on an exclusive basis in the U.S. and Canadian over-the-counter markets under the Compound W Freeze Off® trade name.

In the Notice of Non-Renewal, Prestige stated that it did not intend to renew the Agreement beyond the December 31, 2007 expiration of its initial term, and that Prestige intends to purchase all of its requirements of the Freeze Off® product under the Agreement through such date. In its October 2, 2006 response, OraSure advised Prestige that (i) it disagrees that Prestige has a right to elect not to renew the Agreement because such a right is not afforded to either party in the Agreement; (ii) the Agreement will automatically renew for successive one-year periods if Prestige meets its annual minimum purchase requirements under the Agreement, which it has done through 2006 and has indicated it will do in 2007; and (iii) in light of Prestige’s material breach of the covenant not to compete in the Agreement as a result of its recent acquisition of the competing Wartner® cryosurgical product, OraSure is not willing to continue discussions regarding a renegotiated distribution agreement for the Freeze Off® product without an acceptable resolution first being reached with respect to Prestige’s breach. A copy of OraSure’s October 2, 2006 letter to Prestige is attached as Exhibit 99 to this Report and is incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99	Letter, dated October 2, 2006, from OraSure Technologies, Inc. to Prestige Brands Holdings, Inc. and Medtech Products, Inc., in response to Notice of Non-Renewal.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ORASURE TECHNOLOGIES, INC.

Date: October 2, 2006	By:	/s/ Jack E. Jerrett
Jack E. Jerrett
Senior Vice President, General Counsel
and Secretary

Index to Exhibits

Exhibit No.	Description

99	Letter, dated October 2, 2006, from OraSure Technologies, Inc. to Prestige Brands Holdings, Inc. and Medtech Products, Inc., in response to Notice of Non-Renewal.